Exhibit 99.1


                  DRI Corporation Encourages Use of
            Public Transit to Help Reduce Greenhouse Gases

   DRI's Products Help the Environment by Increasing Public Transit
    Ridership Through Use of Products Designed to Improve Mobility

    DALLAS--(BUSINESS WIRE)--October 16, 2007--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, noted today that, according to a recent study conducted on behalf of the American Public Transportation Association (APTA), the use of public transit reduces greenhouse gases.

    "We encourage the use of public transit as a means of reducing the deadly greenhouse gases that are harming our environment. We're doing our part to help improve the environment by making it easier to use public transit. Our Digital Recorders(R), TwinVision(R) and Mobitec(R) products - which are used by public transportation systems around the globe - increase passenger mobility and enhance passenger and transit fleet security. If it's easier to ride public transit, we believe more people will do so. As public transit ridership increases, damaging carbon dioxide (CO2) levels may be reduced and our environment may be better preserved for future generations. Further, as public transit ridership increases, the demand for our products may also increase," David L. Turney, the Company's Chairman, President, and Chief Executive Officer, said.

    The study, "Public Transportation's Contribution to Greenhouse Gas Reduction," was conducted for APTA by the Science Applications
International Corporation.

    Among the study's findings and conclusions:

    -- U.S. greenhouse gases from transportation represent 33 percent of total U.S. greenhouse gas emissions.

    -- U.S. greenhouse gas emissions from mobile sources have grown 29 percent from 1990 to 2004.

    -- CO2 represents more than 95 percent of total greenhouse gas emissions from mobile transportation.

    -- U.S. public transportation reduces CO2 emissions by 6.9 million metric tonnes annually.

    -- The average American household carbon footprint is 22 metric tonnes per year, compared to a European household of 10 metric tonnes per year. Of this, approximately 38 percent (one-car household) to 55 percent (two-car household) of total household CO2 emissions are transportation related.

    -- An individual switching to public transportation can reduce his or her CO2 emissions by 20 pounds a day, or more than 4,800 pounds a year -- about 10 percent of a two-car family household's carbon footprint of 22 metric tonnes per year.

    -- Switching to public transportation reduces a family's carbon footprint more than replacing five incandescent bulbs to lower wattage compact fluorescent lamps (445 pounds of CO2 per year) or replacing an older refrigerator freezer (335 pounds of CO2 per year).

    -- Eliminating one vehicle and using public transit can reduce a two-car household's carbon footprint approximately 25 percent to 30 percent. A two-car household switching all travel to public transit can reduce their carbon footprint by up to 55 percent.

    ABOUT APTA

    APTA is a nonprofit international association of more than 1,500 member organizations including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation. APTA members serve the public interest by providing safe, efficient and economical public transportation services and products. APTA members serve more than 90 percent of persons using public transportation in the United States and Canada.

    ABOUT THE COMPANY

    DRI is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements which draw conclusions from or base predictions on the study prepared on behalf of APTA by Science Applications International Corporation, such as the prediction that the Company's products help increase public transit ridership and thereby reduce greenhouse gases which in turn can improve the environment, and statements that increases in public transit ridership may increase the demand for the Company's products, as well as any statement, express or implied, concerning future events or expectations or those which use words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., are forward-looking statements. These forward looking statements are subject to risks and uncertainties, including: the risk that the Company has drawn incorrect conclusions or made inaccurate predictions based on the study prepared on behalf of APTA by Science Applications International Corporation, risk that increased public transit ridership may have no impact on greenhouse gases or otherwise improve the environment ; risks that our products do not contribute to increased public transit ridership; as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 28, 2007, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.


    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             DRI Corporation
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com